EXHIBIT C

REPURCHASE REQUEST AND SUBMISSION FLOW

Regarding Shares in

USVC VENTURE CAPITAL ACCESS FUND

Tendered Pursuant to the Offer to Purchase Dated June 30, 2026

THIS REPURCHASE REQUEST MUST BE RECEIVED BY THE FUND

BY JULY 28, 2026.

THE OFFER AND CANCELLATION RIGHTS WILL EXPIRE AT 11:59 P.M.,
EASTERN TIME, ON JULY 28, 2026, UNLESS THE OFFER IS
EXTENDED.

Submit the repurchase request shown below through the Shareholder’s
online account with the Fund

(screenshots follow)

i

v

USVC

Repurchases

Current shares	Current NAV per share	Current portfolio value
125.31	$20.49	$2,567

Q2 2026 repurchase window open through July 28, 2026 at 11:59 PM ET

The Q2 2026 repurchase window is now open. The USVC board has approved repurchases of up to 5% of the fund's total net assets as of June 30, 2026.

Submit your repurchase request by July 28, 2026, at 11:59 PM ET. After the deadline, requests will be reviewed and fulfilled according to the terms of the offer. If total requests exceed the approved amount, your request may be only partially fulfilled.

You may edit or cancel your request at any time before the deadline.

Review the offer documents for complete details.

Submit request

History

You don't have any repurchases yet.


USVC
Overview
Repurchases
Documents
Support
Repurchases
Current shares
125.31
Current portfolio value
$2,567
Submit request
History
What percentage of your holdings would you like to request for repurchase?
You currently have 125.31 shares totaling $2,567 calculated at the current NAV price of $20.49.
0
%
Requested Shares
0
Estimated Value
$0
Estimated at the current NAV. Final amount is set at settlement and may vary.
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USVC
Overview
Repurchases
Documents
Support
Current shares
125.31
Current portfolio value
$2,567
Confirm your deposit account
The below account is securely linked via Plaid.
Test Bank *4444
Continue
Cancel
Submit request
History


USVC
Overview
Repurchases
Documents
Support
Repurchas
Current shares
1,250.0
Current portfolio value
$25,612
Q2 2026 r
The Q2 202
assets as of
to 5% of the fund's total net
Submit your
according to
be reviewed and fulfilled
may be only partially fulfilled.
Submit request
You may edi
Review the
History
Window
NAV
Amount
Status
Q2 2026
Cancelled
Erik Syvertsen
Submit your repurchase request
Shares
12.50
Estimated Value
$256.13
Confirmation Date
8/1/2026 (Estimated)
Deposit Method
Chase *
Estimated at the current NAV. Final amount is set at settlement and may vary.
I have read and agree to the terms specified in the offer materials. I understand that:
The fund will determine my final allocation after the submission window closes based on all submitted requests.
My request may only be partially fulfilled if total requests exceed the approved amount according to the terms of the offer.
I will no longer be able to cancel or change my request after the submission deadline on July 28, 2026 at 11:59 PM ET.
Submit
Cancel


USVC
Overview
Repurchases
Documents
Support
Repurchases
Current shares
125.31
Current portfolio value
$2,567
Submit request
History
Your repurchase request has been submitted
We have received your repurchase request.
After the submission window closes, requests will be reviewed and fulfilled according to the terms of the offer. If total requests exceed the approved amount, your request may be only partially fulfilled. We will notify you of your final allocation.
You may edit or cancel your request until the submission deadline on July 28, 2026 at 11:59 PM ET.
Requested Shares
62.66
Estimated Value
$1,283.83
Estimated at the current NAV. Final amount is set at settlement and may vary.
Done